CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Carillon Mutual Funds and to the use of our report dated February 21, 2022 on the financial statements and financial highlights of the Chartwell predecessor funds Chartwell Income Fund, Chartwell Mid Cap Value Fund, Chartwell Short Duration Bond Fund, Chartwell Short Duration High Yield Fund, Chartwell Small Cap Growth Fund, and Chartwell Small Cap Value Fund, each formerly a series of shares of beneficial interest in Chartwell Funds. Such financial statements and financial highlights appear in the December 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ BBD, LLP.

Philadelphia, Pennsylvania

June 28, 2022